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Exhibit 99.1

Executive Offices 2200 E. Golf Road Des Plaines, IL 60016-1267 www.unitedstationers.com	For Further Information Contact:
Richard W. Gochnauer President and Chief Executive Officer or Kathleen S. Dvorak Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 699-5000
FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE UP 21% ON SALES GROWTH OF 5%

        DES PLAINES, Ill., Oct. 23, 2003—United Stationers Inc. (NASDAQ: USTR) reported net sales for the third quarter ended September 30, 2003, of $979 million, up 5.0% compared with sales of $932 million for the third quarter of 2002. Net income for the third quarter of 2003 was $23.3 million, a 23.0% increase from $18.9 million in the comparable period last year. Earnings per share for the third quarter of 2003 were $0.69, up 21.1% compared with $0.57 in the prior-year quarter.

        Net sales for the nine months ended September 30, 2003 reached $2.9 billion, up 4.6% compared with sales of $2.8 billion in the same period last year. Net income for the nine months ended September 30, 2003, was $51.1 million, or $1.54 per share, compared with $58.8 million, or $1.73 per share, in the comparable prior-year period. For the nine months ended September 30, 2003, net income before the cumulative effect of a change in accounting principle and the early retirement of debt was $61.3 million, or $1.86 per share. The results for the first nine months of 2002 included a favorable restructuring charge reversal (representing a portion of the restructuring accrual recorded in the third quarter of 2001) of $2.4 million pre-tax ($1.5 million after tax), or $0.04 per share. A reconciliation of these items to the most comparable generally accepted accounting principles (GAAP) measures is presented at the end of this release.

        For the nine months ended September 30, 2003, net cash used in investing activities was $6.0 million. This includes $9.6 million of capital expenditures, partially offset by approximately $3.6 million in proceeds primarily from the sale of the company's Milwaukee and Charlotte distribution centers during the second quarter of 2003. In addition, capitalized software costs were $1.7 million, resulting in net capital spending of $7.7 million. For all of 2003, the company expects net capital spending to be in the range of $15 million to $20 million. A reconciliation of net capital spending to the most comparable GAAP measure for the nine months ended September 30, 2003, is presented at the end of this release.

Successful Debt Reduction Efforts

        "During the trailing 12 months, we reduced total debt and securitization financing by over $130 million, to the lowest levels since April 1995," said Richard Gochnauer, president and chief executive officer. "Earnings, proceeds from the exercise of employee stock options, working capital improvement and lower capital spending all have contributed to reduced debt levels. As a result, our debt-to-total capitalization (including the securitization financing) was 23.4% at September 30, 2003, compared with 37.0% at this time last year." A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

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United Stationers Inc. Reports
Third Quarter Earnings Per Share Up 21% On Sales Growth Of 5%
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Operating Margin Increases

        Gross margin for the third quarter of 2003 increased to 14.9%, compared with 14.6% in the prior-year quarter. Gross margin in the quarter benefited from an increase in manufacturers' allowances resulting from higher inventory purchases, achieving volume hurdles and enhancements to supplier programs. In addition, the company experienced a favorable margin impact due to internal initiatives to reduce loss on damaged merchandise, as well as opportunistic inventory purchases. Improvements in margin were partially offset by a shift in the sales mix toward lower-margin computer consumables compared with the same quarter last year.

        Operating expenses for the third quarter of 2003 were $105.0 million, or 10.7% of sales, compared with $100.4 million, or 10.8% of sales, in the same period last year. The operating margin for the latest three months was 4.2%, up from 3.8% in the comparable year-ago quarter.

Outlook: Initiatives Should Lead to Improved Results

        "Our improved results this quarter were a direct result of the hard work and dedication of our people," stated Gochnauer. "Their continued focus on reducing costs and increasing operating efficiencies contributed to our positive earnings performance. In addition, we continued to generate strong cash flows and ended the quarter with a very solid balance sheet.

        "In the third quarter, we continued to invest in our organizational structure. This included the addition of Senior Vice President of Operations Cody Phipps, as well as four regional vice presidents of operations, who are leading cost reduction efforts as well as driving productivity improvements. To further focus on sales growth, we hired three category managers and appointed two additional category managers from within the company. Their goal is to leverage our infrastructure by developing marketing programs tailored for specific product categories and sales channels," explained Gochnauer.

        "We expect that the fourth quarter will continue to benefit from our efforts. Our year-over-year sales growth percentage for October-to-date is in the low-single digits, with growth in computer consumables as a primary driver. We remain committed to taking steps that will yield near-term financial improvements and support our long-term objectives: to increase sales, reduce our cost structure, drive economic efficiencies, increase operating margin and improve customer satisfaction," Gochnauer concluded.

Conference Call

        United Stationers will hold a conference call followed by a question and answer session on Friday, October 24, at 10:00 a.m. CT, to discuss its recent performance. To participate, callers within the U.S. and Canada should dial (888) 662-9709 and international callers should dial (773) 756-0629 approximately 10 minutes before the presentation. The passcode is "Third-Quarter Results." To listen to the Webcast via the Internet, participants should visit the Investor Information section of the company's Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers' Web site, about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

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United Stationers Inc. Reports
Third Quarter Earnings Per Share Up 21% On Sales Growth Of 5%
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Forward-Looking Statements

        This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's ability to effectively manage operations, and to implement general cost-reduction initiatives; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company, based on inventory purchase volumes and vendor participation in the company's General Line Catalog and other annual and quarterly publications, and the impact of such matters on the company's gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable by the company and on the company's gross margin; competitive activity and pricing pressures; reliance on key management personnel; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information here is given as of this date only, and the company undertakes no obligation to revise or update it.

Company Overview

        United Stationers Inc., with trailing 12 months sales of approximately $3.8 billion, is North America's largest broad line wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 15,000 resellers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on The NASDAQ Stock Market® under the symbol USTR and is included in the S&P SmallCap 600 Index.

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United Stationers Inc. Reports
Third Quarter Earnings Per Share Up 21% On Sales Growth Of 5%
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$979,430	$932,486	$2,905,116	$2,778,183
Cost of goods sold	833,680	796,772	2,486,286	2,366,921

Gross profit	145,750	135,714	418,830	411,262
Operating expenses:
Warehousing, marketing and administrative expenses	104,972	100,428	310,712	305,260
Restructuring charge reversal	—	—	—	(2,425)

Total operating expenses	104,972	100,428	310,712	302,835

Income from operations	40,778	35,286	108,118	108,427
Interest expense, net	775	4,122	5,538	12,678
Loss on early retirement of debt	—	—	6,693	—
Other expense, net	2,426	847	3,646	1,617

Income before income taxes and cumulative effect of a change in accounting principle	37,577	30,317	92,241	94,132
Income tax expense	14,280	11,370	35,054	35,300

Income before cumulative effect of a change in accounting principle	23,297	18,947	57,187	58,832
Cumulative effect of a change in accounting principle, net of tax benefit of $3,696	—	—	6,108	—

Net income	$23,297	$18,947	$51,079	$58,832

Net income per common share—diluted:
Income before cumulative effect of a change in accounting principle	$0.69	$0.57	$1.73	$1.73
Cumulative effect of a change in accounting principle	—	—	(0.19)	—

Net income per common share—diluted	$0.69	$0.57	$1.54	$1.73

Weighted average number of common shares—diluted	33,897	33,307	33,151	34,067

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United Stationers Inc. Reports
Third Quarter Earnings Per Share Up 21% On Sales Growth Of 5%
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)
(unaudited)

	September 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$17,554	$19,206
Accounts receivable, net	181,001	176,852
Retained interest in receivables sold, net*	162,161	238,880
Inventories	511,134	532,017
Other current assets	24,790	18,769

Total current assets	896,640	985,724
Property, plant and equipment, net	158,984	180,005
Goodwill, net	181,962	180,086
Other	31,597	25,359

Total assets	$1,269,183	$1,371,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$354,809	$305,066
Accrued liabilities	139,492	150,105
Deferred credits	61,692	61,875
Current maturities of long-term debt	35	53,408

Total current liabilities	556,028	570,454
Deferred income taxes	20,510	21,052
Long-term debt	6,822	194,318
Other long-term liabilities	41,112	23,137

Total liabilities	624,472	808,961
Stockholders' equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—37,217,814 shares in 2003 and 2002	3,722	3,722
Additional paid-in capital	326,558	313,343
Treasury stock, at cost—3,490,942 shares in 2003 and 4,769,965 shares in 2002	(85,400)	(104,821)
Retained earnings	408,714	356,239
Accumulated other comprehensive loss	(8,883)	(6,270)

Total stockholders' equity	644,711	562,213

Total liabilities and stockholders' equity	$1,269,183	$1,371,174

*
The September 30, 2003 and 2002 accounts receivable balances do not include $189.9 million and $82.0 million, respectively, of accounts receivable sold through a securitization program.

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United Stationers Inc. Reports
Third Quarter Earnings Per Share Up 21% On Sales Growth Of 5%
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United Stationers Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2003	2002
Cash Flows From Operating Activities:
Net income	$51,079	$58,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,128	25,495
Gain on the disposition of plant, property and equipment	(354)	—
Amortization of capitalized financing costs	3,068	853
Cumulative effect of a change in accounting principle, net of tax	6,108	—
Write down of assets held for sale	1,290	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(22,670)	57,249
Decrease (increase) in retained interest in receivables sold, net	29,480	(121,297)
Decrease in inventory	53,776	49,294
Increase in other assets	(7,012)	(386)
Increase (decrease) in accounts payable	20,525	(31,444)
Increase in accrued liabilities	8,339	4,878
Increase in deferred credits	16,943	20,875
Increase in deferred taxes	3,451	2,824
Decrease in other liabilities	(519)	(3,474)

Net cash provided by operating activities	185,632	63,699
Cash Flows From Investing Activities:
Capital expenditures	(9,562)	(19,565)
Proceeds from the disposition of property, plant and equipment	3,611	4,191

Net cash used in investing activities	(5,951)	(15,374)
Cash Flows From Financing Activities:
Retirements and principal payments of debt	(204,392)	(33,979)
Net borrowings under revolver	—	10,000
Issuance of treasury stock	29,458	5,083
Acquisition of treasury stock, at cost	—	(38,310)
Payment of employee withholding tax related to stock option exercises	(4,955)	(680)

Net cash used in financing activities	(179,889)	(57,886)
Effect of exchange rate changes on cash and cash equivalents	336	(47)

Net change in cash and cash equivalents	128	(9,608)
Cash and cash equivalents, beginning of period	17,426	28,814

Cash and cash equivalents, end of period	$17,554	$19,206

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United Stationers Inc. Reports
Third Quarter Earnings Per Share Up 21% On Sales Growth Of 5%
Page seven of eight

United Stationers Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(unaudited)

Net Income and EPS Excluding Charges (Net of Tax)
(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2003	2002
Net income	$51,079	$58,832
Add: Loss on early retirement of debt	4,150	—
Cumulative effect of a change in accounting principle	6,108	—
Subtract: Restructuring charge reversal	—	(1,516)

Net income excluding charges	$61,337	$57,316

Earnings per share under GAAP	$1.54	$1.73
Add: Loss on early retirement of debt	0.13	—
Cumulative effect of a change in accounting principle	0.19	—
Subtract: Restructuring charge reversal	—	(0.04)

EPS excluding charges	$1.86	$1.69

Weighted average number of common shares—diluted	33,151	34,067

Note: Adjusted net income and EPS are provided as an additional financial measure. Generally Accepted Accounting Principles require that the restructuring charge reversal, loss on early retirement of debt and the cumulative effect of a change in accounting principle be included in net income. The company believes, for comparative purposes, it is helpful to provide readers of its financial statements with adjusted net income and EPS, which exclude these items.

Net Capital Spending
(in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Capital expenditures	$4.3	$9.3	$9.6	$19.6
Proceeds from the disposition of property, plant and equipment	—	—	(3.6)	(4.2)

Net cash used in investing activities	4.3	9.3	6.0	15.4
Capitalized software	0.4	1.3	1.7	4.8

Net capital spending	$4.7	$10.6	$7.7	$20.2

Note: Net capital spending is provided as an additional measure of investing activities. The company's accounting policy is to include capitalized software in "Other Assets." Generally Accepted Accounting Principles require that "Other Assets" be included on the cash flow statements under the caption "Net Cash Provided by Operating Activities." Internally, the company measures cash used in investing activities including capitalized software. The company believes that it is helpful to provide readers of its financial statements with this same information.

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United Stationers Inc. Reports
Third Quarter Earnings Per Share Up 21% On Sales Growth Of 5%
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United Stationers Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures—continued
(unaudited)

Debt-to-Total Capitalization
(dollars in thousands)

	September 30,
	2003	2002	Change
Current maturities of long-term debt	$35	$53,408	$(53,373)
Long-term debt	6,822	194,318	(187,496)
Accounts receivable sold	189,900	82,000	107,900

Adjusted debt	196,757	329,726	(132,969)
Stockholders' equity	644,711	562,213	82,498

Total capitalization	$841,468	$891,939	$(50,471)

Adjusted debt-to-total capitalization	23.4%	37.0%	-13.6%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company's receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt. Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt-to-total capitalization on that basis.

Adjusted Cash Flow
(in millions)

	For the Nine Months Ended September 30,
	2003	2002
Cash Flows From Operating Activities:
Net cash provided by operating activities	$185.6	$63.7
Excluding the change in accounts receivable sold	(84.9)	43.0

Net cash provided by operating activities excluding the effects of receivables sold	$100.7	$106.7

Cash Flows From Financing Activities:
Net cash used in financing activities	$(179.9)	$(57.9)
Including the change in accounts receivable sold	84.9	(43.0)

Net cash used in financing activities including the effects of receivables sold	$(95.0)	$(100.9)

Note: Adjusted cash provided by operating activities is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company's receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations. The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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  Exhibit 99.1
UNITED STATIONERS INC. REPORTS THIRD QUARTER EARNINGS PER SHARE UP 21% ON SALES GROWTH OF 5%
United Stationers Inc. and Subsidiaries Condensed Consolidated Statements of Income (in thousands, except per share data) (unaudited)
United Stationers Inc. and Subsidiaries Condensed Consolidated Balance Sheets (dollars in thousands, except share data) (unaudited)
United Stationers Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)
United Stationers Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures (unaudited)
Net Income and EPS Excluding Charges (Net of Tax) (in thousands, except per share data)
Net Capital Spending (in millions)
Debt-to-Total Capitalization (dollars in thousands)
Adjusted Cash Flow (in millions)